Protect the Value of Your Whitestone Investment Vote the enclosed WHITE proxy card today for the Board’s nominees: Nandita Berry, Jack Mahaffey, and Jim Mastandrea. May 5, 2018 Dear Fellow Shareholder, Whitestone’s 2018 Annual Meeting of Shareholders is approaching quickly, and your vote is critical to the future of the Company, no matter how many shares you own. Despite our successful track record of delivering value, including a consistent monthly dividend, a Whitestone shareholder, KBS Strategic Opportunity REIT (“KBS”), is seeking to replace two of Whitestone’s highly qualified and experienced trustees with less qualified individuals who appear to bring no additive value to the Board and are deeply intertwined with KBS. You are about to make a decision between two clearly different paths: 1. Whitestone’s Path: A “forward-thinking” strategy and operating model that capitalizes on the disruption in the retail industry by focusing on consumer needs for local necessities and services. Our business model has resulted in shareholder returns that are among the best in the publicly-traded retail REIT industry, guided by an independent, experienced and well-qualified Board and management team that is committed to enhancing shareholder value; or 2. KBS’s Path: No communicated strategy or any compelling ideas. They propose adding individuals who have no additive retail experience, no connectivity in Whitestone’s markets and represent one shareholder, KBS, not all shareholders. Because KBS’s nominees are deeply entangled in KBS’s web of externally managed, non-traded REITs — which have misaligned high external management fee structures, poor performance, and a history of related-party transactions — we are concerned that, if elected, they may seek to steer Whitestone in a different direction, changing the Company’s strategy, culture and philosophy in ways that may not be in the best interests of all shareholders. Whitestone’s Board, on the other hand, is aligned with shareholder interests, and management’s execution of the business strategy has been very successful. Voting for the re-election of Nandita Berry, Jack Mahaffey and Jim Mastandrea TODAY will enable us to again be entirely focused on implementing our strategic plan by putting the KBS distraction behind us. Do not be misled by KBS. Your Board and management team have significantly changed the Company’s executive compensation program and cost structure following engagement with and feedback from shareholders. Importantly, this engagement has been ongoing since well before KBS initiated its costly, disruptive proxy fight. We ask that you take a moment to protect the value of your investment in Whitestone by voting “FOR” the re-election of ALL of Whitestone’s highly qualified trustees on the WHITE proxy card today. When you vote for Whitestone Nominees, you are voting for a track record of success, and a future path to enhanced value for ALL shareholders.

DON'T JUST TAKE OUR WORD FOR IT

Whitestone Has Received Support From Third-Party Equity Analysts

Independent research analysts have said[1]:

MAXIM GROUP
APRIL 30, 2018

"We favor WSR's Director nominees, because:

1. we agree with WSR's e-commerce-resistant strategy;
2. KBS does not criticize that strategy (and is "not seeking control or change in management");
3. nonetheless, we believe that electing KBS' nominees could be a large and material distraction to WSR's execution of its strategy; and
4. in addition, we believe that the crux of KBS's proxy fight is G&A costs in general and management compensation in particular, and that, recent changes and new long-term goals of WSR have already addressed the issues in the proxy fight, so that electing KBS' nominees would only likely serve to create disruption."

"In our view, electing the WSR nominees is a win/win for WSR shareholders:

1. no disruption to the execution of WSR's strategy; and
2. lower G&A costs/ management compensation."

JMP
MARCH 29, 2018

"[W]e believe Whitestone has been rewarded by providing an alternative business model, focusing mostly on a smaller, entrepreneurial tenant base, offering services and internet-resistant businesses, versus more traditional anchor-based (big box or grocery) shopping center peers. **This has resulted in significant outperformance** relative to retail REITs over the one-, three, and five-year periods ending December 31, 2017."

"We are somewhat unsure what this investor brings to the table, as **KBS has a mixed track record as a nontraded REIT asset manager**, appears to have limited holdings in the retail sector, and outside of executive compensation, no other aspects to the strategy appear under dispute."

WHITESTONE'S HIGHLY QUALIFIED BOARD IS BEST SUITED TO CONTINUE ADVANCING SHAREHOLDER INTERESTS

The Whitestone Board is composed of seven highly qualified trustees, six of whom are independent. Our trustees bring diverse skillsets that are highly valuable to the Company's businesses, including management, financial and operational experience. Several are also well-versed in the REIT industry and possess retail expertise. Additionally, we have added new and diverse voices over the past year to our Board with our three new independent trustees.

Your trustees for re-election this year — Nandita Berry, Jack Mahaffey and Jim Mastandrea — bring invaluable perspectives to Whitestone's robust Board.

Nandita Berry has deep relationships with state and government officials in Texas and backgrounds in the legal and economics fields, which complement the skillsets of Whitestone's other trustees. Since recently joining the Whitestone Board, she has been laser-focused on capitalizing on strategic development and redevelopment opportunities that will drive significant growth and value creation.

Jack Mahaffey is the former Chairman of the Compensation Committee and current Chairman of the Nominating and Corporate Governance Committee. Under his tenure, the Board has adopted key executive compensation provisions to more closely align the interests of management with shareholders. In his role as Nominating and Corporate Governance Chair, Mr. Mahaffey ensures the Company's present success translates into sustainable shareholder value creation. By promoting a Board culture that keeps open lines of communication with shareholders and takes their feedback into account, Jack has been key in helping guide Whitestone's superior shareholder returns.

Jim Mastandrea is an industry veteran with 38 years of experience as a leader in real estate. As Chairman and Chief Executive Officer since 2006, he has been instrumental in the oversight and execution of Whitestone's strategic initiatives, growth, and financial and operational performance. Under Jim's leadership, Whitestone has implemented its successful e-commerce resistant business strategy. Jim's industry expertise played a key role in crafting a business model that would position Whitestone for success despite the industry headwinds.

In contrast, neither of KBS's nominees possesses retail real estate experience, is familiar with Whitestone's target markets, or has ever operated or invested in retail real estate in Whitestone's core markets in Texas and Arizona. We believe KBS's boilerplate statements demonstrate that its nominees do not understand Whitestone and the sector in which we operate.

WHITESTONE IS GENERATING SIGNIFICANT SHAREHOLDER VALUE

Whitestone has made tremendous strides both financially and operationally. Whitestone has generated total shareholder returns ("TSR") that are among the best in the publicly traded U.S. shopping center REIT sector. In 2017, we distributed more than $40 million in dividends and ranked #1 in TSR among the 17 U.S. Public Shopping Center REITs. Similarly, for the year ended December 2017, we achieved competitive TSR rankings of #2 of 16 over a three-year period, #5 of 15 over a five-year period, and #4 of 13 since our IPO, per S&P Global Market Intelligence[2].

Whitestone continues to execute a strategy to deliver stable and predictable monthly dividends. Since the Company's IPO in August of 2010, Whitestone has paid a consistent dividend for 92 consecutive months. Further demonstrating our commitment to delivering significant shareholder value, Whitestone has steadily increased its dividends paid to shareholders and cash flow from operations during that time period. Based on our extensive knowledge and understanding of WSR's business model and assets, unlike KBS, we are confident in our ability to sustain our dividend going forward.

Cash from Operations Has Fully Funded Dividends to Date

NET CASH FROM OPERATING ACTIVITIES VS CUMULATIVE DISTRIBUTION ACTIVITY

Since 2013, $ in millions



110% COVERAGE
$165
$150
Net Cash Provided by Operating Activities
Cumulative Distributions Paid

We do not believe that KBS's nominees would improve upon our outstanding track record of delivering superior value to our shareholders through dividends. Do not jeopardize that successful record! **Vote the WHITE proxy card today for all of Whitestone's trustees.**

YOUR BOARD IS OPEN TO NEW, WELL-CONSIDERED IDEAS; KBS, HOWEVER, HAS NOT PROVIDED ANY

The Whitestone Board and management team are receptive to ideas from shareholders that may help drive profitable growth and enhance value to **ALL** shareholders. Since KBS's investment in Whitestone, we have sought to maintain an open dialogue and held discussions with representatives of KBS.

Notably, KBS has not offered any actionable ideas or given any compelling rationale to warrant the representation it is seeking on Whitestone's Board.

PROTECT THE VALUE OF YOUR INVESTMENT AND DIVIDENDS; VOTE THE WHITE PROXY CARD TODAY "FOR" ALL OF WHITESTONE'S TRUSTEES

We urge you to support your Board, which is working diligently on behalf of all shareholders to build on the Company's track record of sustainable shareholder value creation. A vote on the **WHITE** proxy card is a vote to protect your investment, including your dividends.

Thank you for your continued support.

Sincerely,

James C. Mastandrea
Chairman and CEO

Your vote is important, no matter how many shares you own. Whether or not you plan to attend the 2018 Annual Meeting, we urge you to protect your investment in Whitestone by voting the WHITE proxy card today. Please refer to the enclosed WHITE proxy card for information on how to vote by telephone or by Internet, or simply sign and date the WHITE proxy card and return it in the postage-paid envelope provided and vote “FOR” all of Whitestone’s trustee nominees. If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 877-750-0502. Notes 1 Any opinions, estimates, forecasts or predictions regarding Whitestone made by these analysts are theirs alone and do not represent opinions, estimates, forecasts or predictions of Whitestone or its management. Whitestone does not by its reference above or distribution imply its endorsement of or concurrence with such opinions, estimates, forecasts or predic- tions. Permission to use quotations was neither sought nor obtained. 2 Total shareholder return is defined as share price change plus re-invested dividends. Peers include Acadia Realty Trust, Brixmor Property Group Inc., Cedar Realty Trust Inc., DDR Corp., Federal Realty Investment Trust, Kimco Realty Corp., Kite Realty Group Trust, Ramco-Gershenson Properties Trust, Regency Centers Corp., Retail Opportunity Investments Corp., Retail Properties of America, Inc., Saul Centers Inc., Urban Edge Properties, Urstadt Biddle Properties Inc., Weingarten Realty Investors, and Wheeler REIT Inc., excluding any such peer which was not a public company for the entirety of the applicable TSR period. Forward-Looking Statements Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by the Company’s use of forward-looking terminolo- gy, such as “may,” “will,” “plan,” “expect,” “intend,” “anticipate,” “believe,” “continue,” “goals” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the Company’s ability to meet its long-term goals, its assumptions regarding its earnings guidance, including its ability to execute effectively its acquisition and disposition strategy, to continue to execute its development pipeline on schedule and at the expected costs, and its ability to grow its NOI as expected, which could be impacted by a number of fac- tors, including, among other things, its ability to continue to renew leases or re-let space on attractive terms and to otherwise address its leasing rollover; its ability to successfully identify, finance and consummate suitable acquisitions, and the impact of such acquisitions, including financing developments, capitalization rates and internal rate of return; the Company’s ability to reduce or otherwise effectively manage its general and administrative expenses, including in connection with the recent proposed nomination of trustees by a shareholder of the Company; the Company’s ability to fund from cash flows or otherwise distributions to its shareholders at current rates or at all; current adverse market and economic conditions; lease ter- minations or lease defaults; the impact of competition on the Company’s efforts to renew existing leases; changes in the economies and other conditions of the specific markets in which the Company operates; economic, legislative and regulatory changes, including the impact of the Tax Cuts and Jobs Act of 2017; the success of the Company’s real estate strategies and investment objectives; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended; and other factors detailed in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents the Company files with the Securities and Exchange Commission (“SEC”) from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accu- racy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional Information Whitestone REIT has filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2018 Annual Meeting (the “Definitive Proxy Statement”). Whitestone REIT, its trustees and its executive officers and Innisfree M&A Incorporated on their behalf will be participants in the solic- itation of proxies from Company shareholders in connection with the matters to be considered at the 2018 Annual Meeting. Information regarding the names of the Company’s trustees and executive officers and their ownership in the Company’s common shares and other securities is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Trustees for election at the 2018 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders can obtain a copy of the Definitive Proxy Statement, any amendments or supplements thereto and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.whitestonereit.com.